
COMPUTATION OF PER SHARE INCOME
                                                                                            Year Ended December 31,
                                                              -----------------------------------------------------
(Dollars in thousands, except per share amounts)                       1996                1995                1994
-------------------------------------------------------------------------------------------------------------------

Average shares outstanding                                        6,538,279           6,525,042           4,911,485

Net effect of dilutive stock options-
based on the treasury stock method using average
market price                                                         19,710              42,024              52,049
                                                              -----------------------------------------------------

Total                                                             6,557,989           6,567,066           4,963,534
                                                              -----------------------------------------------------

Net income                                                    $       3,914       $       1,646      $        3,531
                                                              =====================================================

Per share amount                                              $         .60       $         .25      $          .71
                                                              =====================================================
